IMPORTANT NOTICE

Your Clients who own shares of Oppenheimer Mortage Income Fund will soon be asked to approve the Fund's reorganization into Oppenheimer U.S. Government Trust. The attached letter outlining the expected benefits of this proposed reorganization is going to all Oppenheimer Mortgage Income Fund shareholders.

As explained in this letter, Oppenheimer U.S. Government Trust has a stronger performance history than Oppenheimer Mortgage Income Fund. In addition, Oppenheimer Management Corporation believes, and the Board of Trustees of Oppenheimer Mortgage Income Fund agrees, that combining these two funds offers the potential for economies of scale that could lead to lower expenses for Oppenheimer Mortgage Income Fund shareholders.

Oppenheimer Mortgage Income Fund offers Class A and B shares;
Oppenheimer U.S. Government Trust currently offers Class A and C shares. When this reorganization takes place, Oppenheimer U.S.
Government Trust will offer Class A, B, and C shares.

Before the proposed reorganization can occur, shareholders of Oppenheimer U.S. Government Trust must approve a change in that Fund's fundamental investment policies such that, under normal market conditions, it will invest at least 80% of its total assets in debt instruments issued or guaranteed by the U.S. government or its agencies or instrumentalities. The balance will be invested in investment-grade securities or the equivalent when acquired.

Proxy statements will be mailed to Oppenheimer Mortgage Income Fund shareholders in late May and June. We urge you to encourage your clients to vote in favor of this pending reorganization, and to return their proxy ballots as soon as possible.

Oppenheimer Mortgage Income Fund currently offers NAV transfer privileges for shareholders who are trasferring assets from another mutual fund (except other OppenheimerFunds). Oppenheimer U.S. Government Trust added NAV transfer privileges as of April 21, 1995. This privilege requires the following:

- - Proceeds must be from shares of a non-Oppenheimer mutual fund on which an initial sales charge or contingent deferred sales charge was paid.

- - Redemption must have occurred within 12 months of transfer of proceeds to an OppenheimerFund.

- - Transfers from UITs, variable annuity or variable life products, or closed-end funds are excluded.

Fourteen OppenheimerFunds, in addition to Oppenheimer Mortgage Income Fund and Oppenheimer U.S. Government Trust, now offer NAV transfers.

If you have and questions or would like copies of the proxy statements, please contact your regional sales representative at 1-800-225-2750. Financial institutions please call 1-800-225-2770. Brokerage firms in New York state, New Jersey, and Delaware, please call 1-800-848-3487.

(OppenheimerFunds Logo)

For broker/dealser information only. This material has been prepared by Oppenheimer Funds Distributor, Inc. For dealer information only. OppenheimerFunds are distributed by Oppenheimer Funds Distributor,Inc., Two World Trade Center, New Your, NY 10048-0203.